Exhibit 107
Calculation of Filing Fee Table
Form S-3
(Form Type)
Rockley Photonics Holdings Limited
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	N/A	N/A	N/A	N/A		N/A		N/A	N/A	N/A
Fees Previously Paid	Equity	Ordinary Shares, nominal or par value of US$0.000004026575398 per share	Rule 457(a)	$15,000,000	(2)	$9.50	(3)	$142,500,000	$0.0001091	$15,546.75
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A				N/A				N/A	N/A	N/A	N/A
	Total Offering Amounts							$142,500,000
	Total Fees Previously Paid									$15,546.75	(2)
	Total Fee Offsets									—
	Net Fee Due									—

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminate number of shares which may be issued with respect to such shares of ordinary shares by way of a stock dividend, stock split or in connection with a stock combination, recapitalization, merger, consolidation or otherwise.
(2)	The share amounts listed in this table reflect the number of shares previously registered by the registrant on a registration statement on Form S-1 (File No. 333-259396) and do not reflect any subsequent sales or the deregistration of any shares. Accordingly, all registration fees have been previously paid.
(3)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price was $9.50, which represents the average of the high and low trading prices of the ordinary shares on September 3, 2021 on the New York Stock Exchange.